Exhibit 1A - 6GG

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 13th day of May, 2020 (the “Effective Date”), by and between each of the Cannabis Centers listed on Exhibit  A hereto (collectively referred to herein as “Company”) and NATIONAL CONCESSIONS GROUP, INC., a Colorado corporation (referred to herein as “Consultant”).

Preliminary Statements

A.            Each Cannabis Center is the holder of a license issued by the Department of Licensing and Regulatory Affairs to be a processor (the “Licenses”) under the rules promulgated pursuant to the State of Michigan Regulation and Taxation of Marijuana Act.

B.            Company is engaged in the growing, producing, and distribution of marijuana within the State of Michigan in accordance with Michigan law (the “Business”).

C.            Company desires to engage Consultant and Consultant desires to be engaged by Company to provide the services described herein in connection with the Business in accordance with the terms and conditions provided herein.

D.            Simultaneously with the execution hereof and as a material inducement for Company and Consultant to enter into this Agreement, Company and Spartan Partners Licensing, LLC (“SPL”) are entering into that certain Distribution Agreement dated the date hereof (the “Distribution Agreement”) whereby the Consultant grants to SPL a license to use certain intellectual property owned by Consultant (the “Licensed IP”) for further licensing to Company, subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            Incorporation of Preliminary Statement; Definitions.

(a)            The Preliminary Statements set forth above are true and correct and incorporated into and made a part of this Agreement.

(b)            For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Distribution Agreement.

2.            Engagement of Consultant.

(a)            Company, for itself and on behalf of its Affiliates, hereby engages Consultant and Consultant hereby accepts such engagement to provide the services set forth on Schedule 1 attached hereto (the “Services”) to and for the benefit of Company and its Affiliates on the terms and conditions set forth in this Agreement.

(b)            Consultant shall perform the Services at any one or more of Company’s or its Affiliates’ facilities at such times as Company may reasonably request during normal business hours.

(c)            To the extent Consultant performs any Services on Company's or its Affiliates’ premises or using Company's or its Affiliates equipment, Consultant shall comply with all applicable policies of Company relating to business and office conduct, health and safety, and use of Company's or its Affiliates’ facilities, supplies, information technology, equipment, networks, and other resources.

3.            Independent Contractor. Consultant is, and shall be deemed for all purposes to be, an independent contractor. Neither this Agreement nor the performance of any of the obligations hereunder shall create a partnership or joint venture between Consultant and Company, nor any of their Affiliates. Neither Consultant nor Company are agents of one another and neither has the authority to bind or commit the other to any arrangement or obligation in connection with Company’s Business or otherwise.

4.            Effective Date; Term.

(a)            The term of this Agreement shall commence on the Effective Date, and shall continue thereafter for a period of five (5) years from (the “Initial Term”); provided, however, that the Agreement shall automatically renew this and continue the engagement of Consultant under the same terms and conditions hereunder for up to two (2) consecutive renewal periods of two (2) years each (each a “Renewal Term”) unless either Company or Consultant notifies the other of its intention to terminate this Agreement by providing sixty (60) days’ advance written notice. Each Renewal Term shall automatically go into effect upon the expiration of the immediately preceding Initial Term or Renewal Term, as the case may be, unless either party notifies the other party at least sixty (60) days prior to the expiration of the Initial Term or such Renewal Term, as applicable, of its intent not to renew. The period during which Consultant is engaged by Company hereunder is hereinafter referred to as the “Term”.

5.            Compensation.

(a)            As compensation for the Services and the rights granted to Company in this Agreement, Company shall pay to Consultant (i) the sum of Fifteen Thousand and No/100 Dollars ($15,000.00) upon the date on which Company and Consultant determine, in their reasonable discretion, that Company is capable of producing NCG Products and (ii) on or before the fifteenth (15th) day of each calendar quarter during the Term a fee (the “Consulting Fee”) equal to the lesser or (i) five percent (5.00%) of the Gross Sales from NCG Products (defined below) for the immediately preceding calendar quarter (or portion thereof) or (ii) ten thousand dollars ($10,0000).

(b)            Travel or other costs or expenses reasonably incurred by Consultant in connection with the performance of the Services shall be reimbursed by Company, provided that Consultant first obtains written authorization from Company prior to incurring such costs or expenses.

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(c)           For purposes of this Agreement, the following definitions shall apply:

“Gross Sales from NCG Products” shall mean, for any calendar month (or portion thereof), Company’s and its Affiliates’ gross receipts actually received during such month from the sale of NCG Products, less: (a) any returns supported by credit memos issued to a customer in the normal course of business (b) customary trade, quantity, or cash discounts and non-affiliated brokers’ or agents’ commissions; and (c) taxes levied on and other governmental charges made as to production, sale, transportation, delivery or use..

“NCG Products” shall mean any products sold by Company or its Affiliates that bear any marks licensed to SPL and further licensed to Company pursuant to the Distribution Agreement.

(d)            Company covenants and agrees that, on or before the date that is thirty (30) days after the last day of each calendar quarter (or portion thereof) during the Term, Company shall provide Consultant with a statement (the “Gross Sales Statement”) showing the Gross Sales of NCG Products for the immediately preceding calendar quarter (or portion thereof). Consultant, at its own expense, may at any time within two (2) years after receiving any Gross Sales Statement from Consultant, but no more often than once per calendar year, nominate an independent Certified Public Accountant (“Auditor”) who shall have access to Company’s records during Consultant’s normal business hours for the purpose of verifying the gross sales of NCG Products. Consultant shall provide to Company a copy of the Auditor’s audit report within ten (10) business days of Consultant’s receipt of the report. If the report shows that Company has under-reported the gross sales of NCG Products by three percent (3%) or more, then Company shall pay Consultant the deficient amount plus interest at six percent (6.00%) per annum on the deficient amount within ten (10) business days after Company’s receipt of the audit report. If payments made by Company are found to be deficient by more than twenty percent (20%), Company shall pay for the cost of the audit.

(e)            Consultant acknowledges that it will receive an IRS Form 1099-MISC from Company, and that Consultant shall be solely responsible for all federal, state, local and foreign taxes, as set out in Section 3.

6.            Confidentiality. Each party (a “Receiving Party”) acknowledges that in connection with this Agreement and the Distribution Agreement it will gain access to information that is treated as confidential by the other party (a “Disclosing Party”) and its Affiliates, including information about the Disclosing Party and its Affiliates business operations and strategies, goods and services, customers, pricing, marketing, and other sensitive and proprietary information (collectively, the “Confidential Information”). Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section by Disclosing Party; (ii) is or becomes available to the Receiving Party on a non- confidential basis from another person, provided that such person is not and was not prohibited from disclosing such Confidential Information; or (iii) was known by or in the possession of Receiving Party prior to being disclosed by or on behalf of the Disclosing Party. The Receiving Party shall: (x) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (y) not use the Disclosing Party and its Affiliates’ Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (z) not disclose any such Confidential Information to any person other than to Receiving Party’s employees, consultants and advisors who need to know such Confidential Information in order for the Receiving Party to fulfill its obligations under this Agreement and who are bound by confidentiality restrictions no less restrictive than the terms hereof. Notwithstanding the foregoing, if the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Agreement; and (b) disclose only the portion of Confidential Information that it is legally required to furnish. The covenants contained in this Section shall survive any expiration or termination of this Agreement, the Distribution Agreement or expiration or termination of Consultant’s engagement with Company.

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7.            Intellectual Property Rights.

(a)            Each party will retain all rights in and to its patents, patent applications, patent disclosures, inventions and improvements (whether patentable or not), copyrights and copyrightable works, and registrations and applications therefore, including any, trade secrets, know-how, formulas, recipes,, drawings and all other forms of intellectual property (collectively, “Intellectual Property”) created, developed or conceived prior to the Effective Date or in the performance of Services and, in each case, without use of or access to any Confidential Information of the other Party. To the extent Consultant creates any updates, derivative works, changes or modifications of any Intellectual Property owned by Company or Intellectual Property incorporating any Company Confidential Information in performance of the Services, such updates, derivative works, changes, modifications or Intellectual Property (“Consultant Work Product”) will be owned solely by Company (except to any portion thereof that incorporates any Intellectual Property or Confidential Information of Consultant, which portion, if any, shall continue to be owned solely by Consultant), and Consultant hereby irrevocably assigns to Company all right, title, and interest in and to Company Work Product, including all Intellectual Property therein to the extent set forth, and subject to the limitations of this Section 7(a). All other work product created by Consultant in performance of the Services and all Intellectual Property therein will be owned solely by Consultant.

(b)            Upon the request of the either party, the other shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the other party to prosecute, register, perfect, record, or enforce its rights in any Deliverables.

(c)            Consultant shall have no right or license to use Company's or its Affiliates’ trademarks, service marks, trade names, trade names, logos, symbols, or brand names.

(d)            each party shall require each of its employees and contractors to execute written agreements protecting the Intellectual Property rights of the other party prior to such employee or contractor.

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8.            Representations.

(a)            By Consultant. Consultant represents and warrants to Company that the following are true and correct at the date hereof:

(i)            Consultant is duly organized, validly existing, and in good standing as a corporation under the laws of its jurisdiction of incorporation or organization;

(ii)            The execution of this Agreement by Consultant’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of Consultant;

(iii)            Consultant has full right and power to enter into and perform this Agreement without the consent of any third party;

(iv)            When executed and delivered by Consultant, this Agreement shall constitute the legal, valid, and binding obligation of Consultant, enforceable against it in accordance with its terms;

(v)            Consultant will perform the Services in material compliance with the Licenses and all other applicable local, state and federal laws and regulations, except for Federal Cannabis Laws (as defined below); and

(vi)            The execution and delivery of this Agreement will not violate, with or without notice, any agreement, contract, license or permit to which Consultant is a party or is bound.

(b)            By Cannabis Centers. Each Cannabis Center represents and warrants to Consultant that the following are true and correct at the date hereof:

(i)            Such Cannabis Center is duly organized, validly existing, and in good standing as a limited liability company under the laws of its jurisdiction of incorporation or organization;

(ii)            The execution of this Agreement by such Cannabis Center’s representative whose signature is set forth at the end hereof has been duly authorized by all necessary organizational action of such Cannabis Center;

(iii)            Such Cannabis Center has full right and power to enter into and perform this Agreement without the consent of any third party;

(iv)            When executed and delivered by such Cannabis Center, this Agreement shall constitute the legal, valid, and binding obligation of such Cannabis Center, enforceable against it in accordance with its terms;

(v)            The execution and delivery of this Agreement will not violate, with or without notice, any agreement, contract, license or permit to which such Cannabis Center is a party or is bound.

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9.            Indemnification.

(a)            Each party (an “Indemnifying Party”) shall defend, indemnify, and hold harmless the other party and its Affiliates and their officers, directors, employees, agents, successors, and assigns (each an “Indemnified Party”) from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from: (i) bodily injury, death of any person, or damage to real or tangible, personal property resulting from any acts or omissions by Indemnifying Party; and (ii) any breach by Indemnifying Party of a representation, warranty, or obligation under this Agreement.

10.            Miscellaneous.

(a)            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither party shall assign its rights hereunder or delegate its obligations hereunder without the prior written consent of the other party, which consent may be not be unreasonably withheld. For purposes hereof, any transfer or other disposition (whether by merger, consolidation, or otherwise) of more than fifty (50%) of the voting securities of either party, whether in a single or series of transactions, shall constitute an assignment of this Agreement requiring the other party’s consent as contemplated hereby. Any attempted delegation or assignment without the prior consent of the other party shall be null and void and without effect.

(b)            Severability. The provisions of this Agreement are severable, and any invalidity, unenforceability or illegality in any provision or provisions shall not affect the remaining provisions of this Agreement, but it is the intent of the parties that the provisions of this Agreement shall be given effect to the fullest extent permitted by applicable law.

(c)            No Waiver. The waiver or inaction by either party of a breach of this Agreement by the other party shall not be construed as a waiver of any subsequent breach by such party, nor shall it constitute a waiver of that party’s rights. The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed as a waiver or a relinquishment in the future of such term, but the same shall continue in full force and effect.

(d)            Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any other jurisdiction. Any legal suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the courts of the State of Colorado in each case located in the city and county of Denver, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties agree and acknowledge that no party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No party shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law, and no party shall seek to enforce the provisions hereof in federal court unless and until the Parties have reasonably determined that the applicable state laws are fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

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(e)            Entire Agreement; Modification. This Agreement and the Distribution Agreement contains all of the understandings and representations between Consultant and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(f)            Notices. All notices, demands, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or sent by U.S. mail (postage prepaid), or reputable overnight courier (charges prepaid) to the applicable party at the address indicated below:

If to Consultant:	1058 Delaware Street
Denver, Colorado 80204
Email:
Attention: General Counsel

If to Company:	888 W. Big Beaver Rd, Suite 870
Troy, MI 48084
Email: legal@gageusa.com
Attention: General Counsel

or to each party at such other address as shall be designated by such party in a written notice to the other Party pursuant to the provisions of this Section. Notices shall be deemed to have been given hereunder when delivered personally, three (3) days after deposit in the U.S. mail and one (1) business day after deposit with a reputable overnight courier service, next business day delivery guaranteed.

(g)            Counterparts; Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Facsimile or PDF delivery of this Agreement shall be binding on the parties for all purposes in the same manner as delivery of an original.

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(h)           Waiver of Jury Trial. EACH OF COMPANY AND CONSULTANT IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PROVISIONS OF THIS AGREEMENT.

(i)            Changes in Law. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of this Agreement shall remain in full force and effect as provided herein in the event there are any changes to applicable law within the Territory which expands the scope of permissible marijuana use within the Territory, including but not limited to recreational use.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first set forth above.

CONSULTANT:

NATIONAL CONSULTING GROUP, INC.,
a Colorado corporation

By:
Peter Miller, CEO

COMPANY:

AEY Holdings LLC		AEY Thrive, LLC

By:		By:
Name:	David J Malinoski	Name:	David J Malinoski
Title:	President	Title:	President

Buena Vista Real Estate, LLC		AEY Capital, LLC

By:		By:
Name:	David J Malinoski	Name:	David J Malinoski
Title:	President	Title:	President

3 State Park, LLC		Pure Releaf SP Drive, LLC

By:		By:
Name:	David J Malinoski	Name:	David J Malinoski
Title:	President	Title:	President

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Exhibit A

Cannabis Centers

☐	AEY Holdings LLC
☐	AEY Thrive, LLC
☐	AEY Capital, LLC
☐	3 State Park, LLC
☐	Pure Releaf SP Drive, LLC
☐	Buena Vista Real Estate, LLC

SCHEDULE 1

SERVICES

☐	Initial Sales Training (or once a year if there are new employees or require refresher course)

•	2 days of sales training and onboarding

•	Product training

•	Product and price segmentation

•	Technology review

•	Sales Process/Cadence

•	Rules of engagement and KPI

•	Go to market assets and tools

•	Best practices and Sales 101 foundation

•	Budtender Training and Incentives

•	Cause and Effect

•	Forecasting

•	Merchandising

•	Ride along with Denver Reps in Colorado market

•	Tour and training of employees at Colorado Lab

☐	Twice a month call with National Sales Manager or VP of Sales

☐	Access to National Swag and Displays (purchased by Company at a per unit fee determined by Consultant)

☐	State specific collateral creation

☐	State specific swag creation

☐	Remote Support (2-4 hours a month with either NSM and/or VP Sales)

•	Coaching/Mentoring sales leadership

•	Trend analysis and strategy

•	Promotional strategy

•	Pricing strategy

•	Margin analysis

•	Review and advise on overcoming objections

•	Conducting 1v1’s

•	Forecast analysis

•	Report guidance

•	A/R Guidelines

☐	Inside Sales support and lead generation (one targeted blitz per month)

•	Virtual Budtender Training

•	Call blitz

•	Dialpad access - shadowing sales reps and coaching on prospecting calls and more. (could this be a profit driver or Slang just doesn't’ have to pay for it?)

☐	Targeted learning/training

☐	After Company has reported two consecutive months with an excess of two hundred thousand dollars ($200,000.00) in revenue from the sale of NCG Products, then Consultant will deploy an in- market Business Development Representative, who will be responsible for the following functions:

•	Drive brand(s) awareness

•	Pop-up and promos

•	In market lead / order generation for Licensee’s Account Executive(s)

•	Deploy merchandising program

•	Deploy budtender training program

•	Weekly 1v1 with a National Sales Manager

•	Turn over all orders and leads to in market sales asset